Exhibit 99.1
NU LOGO                                             P. O. Box 270
                                         Hartford, CT  06141-0270
                                                107 Selden Street
                                                Berlin, CT  06037
                                                   (860)-665-5000
                                                       www.nu.com


News Release



CONTACT:       Jeffrey R. Kotkin
OFFICE:        (860) 665-5154

               NU REPORTS SECOND QUARTER EARNINGS

      BERLIN, Connecticut, July 22, 2003-Northeast Utilities (NU-NYSE) today reported second quarter 2003 earnings of $26.9 million, or $0.21 per share fully diluted, compared with earnings of $28.9 million or $0.22 per share fully diluted, in the second quarter of 2002.

      For the first six months of 2003, NU earned $87.1 million, or $0.69 per share fully diluted, compared with earnings of $47.5 million, or $0.37 per share fully diluted, in the same period of 2002. The 2002 results included approximately $10 million, or $0.08 per share, in first quarter investment write-downs.

      Michael G. Morris, NU chairman, president and chief executive officer, said the modest reduction in second-quarter earnings in 2003,
compared with 2002, was due to a combination of factors.    NU's
competitive business results significantly improved while regulated earnings were lower in the second quarter of 2003, as compared to the same period of 2002. Regulated earnings declined due to the absence of approximately $13 million of investment tax credits that were reflected in the second quarter of 2002 at NU's Western Massachusetts Electric Company (WMECO) subsidiary, as well as lower pension income and the loss of earnings related to the Seabrook nuclear power plant, which was sold November 1, 2002.

      NU's competitive energy subsidiaries earned $11.9 million in the second quarter of 2003 and $17.1 million in the first half of 2003, compared with a loss of $9.2 million in the second quarter of 2002 and a loss of $29.7 million in the first half of 2002. Morris said the turnaround was due primarily to improved results in the wholesale business; the absence of energy trading losses; better performance in the retail energy and services businesses; and heavier precipitation in southern New England, which has increased conventional hydroelectric plant output by nearly 22 percent in the first six months of 2003, compared with the same period of 2002.

      The largest single contributor to NU's improved second-quarter results was the company's competitive wholesale marketing group, which includes the NU system's ownership of more than 1,400 megawatts of hydroelectric and coal-fired generation in Massachusetts and Connecticut. The group earned $12.1 million in the second quarter of 2003, compared with $2.3 million in the same period of 2002.

      Improved results at the competitive energy subsidiaries also reflect the absence of trading losses in the second quarter of 2003, compared with losses of $7.5 million in the second quarter of 2002.

      "We are very pleased with the performance of our competitive energy businesses this year, particularly in the wholesale sector," Morris said.

     The following table reconciles second quarter and first half earnings on a reported and adjusted basis:

                                             Second       First Half
                                             Quarter

     2002          Reported EPS               $0.22         $0.37
Significant items  Investment write-downs      ---          $0.08
     2002          Adjusted EPS               $0.22         $0.45
                    Lower regulated results  ($0.19)       ($0.15)
                    Reduced trading losses    $0.06         $0.14
                    Improved competitive      $0.11         $0.23
                    results
                    Lower share count          $0.01        $0.02

     2003          Reported EPS                $0.21        $0.69


      A lower share count has modestly benefited NU's earnings per share in 2003. NU repurchased 1.6 million shares in the first quarter of
2003, but no additional shares since that time.   In May 2003, the NU
Board of Trustees authorized the repurchase of up to 10 million additional shares through July 1, 2005.

      Lower earnings at all four of NU's regulated utilities more than offset the improved results at the competitive businesses. Earnings at The Connecticut Light and Power Company (CL&P), NU's largest regulated subsidiary, totaled $4.7 million in the second quarter of 2003,
compared with $10 million in the same period of 2002.   Earnings at
Public Service Company of New Hampshire were $11.1 million in the second quarter of 2003, compared with $15.2 million in the same period of 2002. As noted earlier, the declines at CL&P and PSNH were related in part to lower pension credits and the sale of Seabrook.

      WMECO earned $2.6 million in the second quarter of 2003, compared with $15.3 million in the same period of 2002 when it reflected the $13
million of investment tax  credits.   Yankee Energy System, Inc. lost $3
million in the second quarter of 2003, compared with a loss of $0.5 million in the same period of 2002.

      Morris said NU continues to project earnings of between $1.10 per
share and $1.30 per share in 2003.   Those figures assume earnings of
between $1.05 per share and $1.15 per share at its regulated businesses and between $0.15 per share and $0.25 per share at its competitive businesses, assuming there are no incremental cost or revenue impacts from a number of pending issues, including the power supply contract between CL&P and Select Energy, Inc., NU's competitive energy marketing subsidiary. Select Energy has a $500 million a year contract to supply half of the energy needs of CL&P's retail customers through the end of 2003.

      NU also projects parent company interest and other expenses of approximately $0.10 per share.

      Northeast Utilities is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World, with a full range of products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

                              # # #

      This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are statements of future expectations and not facts. Actual results or developments might differ materially from those included in the forward-looking statements because of factors such as competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU's reports to the Securities and Exchange Commission.
                              # # #


NOTE: NU will webcast an investor call this morning at 10:00 a.m. Eastern Daylight Time. The call can be accessed through NU's website at www.nu.com.